Exhibit 24(b)(8.2)

SECOND AMENDMENT TO
PARTICIPATION AGREEMENT FOR RETAIL MUTUAL FUNDS
By and Among
Invesco Distributors, Inc. (f/k/a A I M Distributors, Inc.)
and
ING Life Insurance and Annuity Company (f/k/a Aetna Life Insurance and Annuity
Company)
ReliaStar Life Insurance Company
ReliaStar Life Insurance Company of New York

This Second Amendment (“Amendment”) to the Participation Agreement for Retail Mutual
Funds (the “Agreement”) is entered into as of March 31, 2011 by and among ING Life Insurance and Annuity Company (f/k/a Aetna Life Insurance and Annuity Company) (“ILIAC”), ReliaStar
Life Insurance Company, (“RLIC”), ReliaStar Life Insurance Company of New York (“RLIC
NY”) (collectively, the “Insurer” and separately “ILIAC”, “RLIC”, “RLIC NY”) and Invesco
Distributors, Inc. (f/k/a A I M Distributors, Inc.) (the “Underwriter”).

WHEREAS, the parties entered into a Participation Agreement for Retail Mutual Funds effective as of October 1, 2000 (the “Agreement”), as amended effective January 1, 2003,

WHEREAS, A I M Distributors, Inc. was renamed Invesco Aim Distributors, Inc. and subsequently renamed Invesco Distributors, Inc.; and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as provided below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	All references in the Agreement to A I M Distributors, Inc. are hereby deleted and replaced with Invesco Distributors, Inc.

2.	Paragraphs 11.9 and 11.10 are added to Article XI of the Agreement.

“11.9 The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. The Insurer has adopted its own excessive trading policy. The Insurer has modified its excessive trading policy, a copy of which is attached as Exhibit II (the “Policy”). This Policy became effective and operational on October 16, 2007. The Insurer does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, the
Insurer monitors individual Participant and contract owner trading in accordance with its
Policy. The Insurer will use its best efforts, and shall reasonably cooperate with the
Underwriter and the Funds. Furthermore, the Insurer will execute any instructions from the Underwriter or the Funds to restrict or prohibit further purchases or exchanges of
Fund shares by an individual participant or contract owner who has been identified by the
Underwriter or the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the parties entered into a separate shareholder information agreement which became effective on April 16, 2007. The Insurer agrees to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both parties.
The Insurer agrees to continue to monitor and deter excessive trading in the Funds which are available through the Insurer’s products in accordance with the Insurer’s modified excessive trading policy which is attached to and made a part of said shareholder information agreement.

11.10 To the extent the Insurer has the systematic capability to administer redemption fees, the Insurer agrees to use best efforts to enforce redemption fees as required by the applicable Prospectus or the Underwriter or its affilate’s operational procedures as communicated to the Insurer from time to time.”

3.	Schedule A to the Agreement is hereby amended by replacing “Separate Account One” with “Separate Account N” and by adding “Separate Account A of RLIC NY.”

4.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY	INVESCO DISTRIBUTORS, INC.

By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President	By: /s/ John Cooper Name: John Cooper Title: President

RELIASTAR LIFE INSURANCE COMPANY	RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ Robert Garrey Name: Robert Garrey Title: Vice President	By: /s/ Ralph Ferraro Name: Ralph Ferraro Title: Sr. Vice President

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EXHIBIT II

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

The ING family of companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment
Company Act of 1940, as amended. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:
a.	More than one purchase and sale of the same fund (including money market funds) within a
60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a
“round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING’s definition of Excessive Trading; or
	b.	Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:
	a.	Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
	b.	Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;
	c.	Purchases and sales of fund shares in the amount of $5,000 or less;
	d.	Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and
	e.	Transactions initiated by a member of the ING family of insurance companies.

2.	If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-
trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the
Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service
Center, or other electronic trading medium that ING may make available from time to time
(“Electronic Trading Privileges”). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

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3.	If ING determines that an individual has used one or more of its products to engage in Excessive
Trading, ING will send a second letter to the individual. This letter will state that the individual’s
Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the
Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4.	Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.	ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above. Also, ING’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual’s
Electronic Trading Privileges or taking any other action provided for in this Policy.

6.	Each fund available through ING’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions
ING receives from the fund.

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